UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CADIZ INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 South Hope Street, Suite 2850, Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Depositary Shares (each representing a 1/1000th fractional interest in a share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:	333-257159
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/1000th fractional interest in a share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share and a liquidation preference of $25,000 per share (equivalent to a $25.00 liquidation preference per Depositary Share) (the “Series A Preferred Stock”) of Cadiz Inc. (the “Company”). The description of the terms of the Depositary Shares and the Series A Preferred Stock set forth under the heading set forth in the section “Description of Series A Preferred Stock and the Depositary Shares” in the Company’s prospectus supplement dated June 29, 2021 and in the sections “Description of Depositary Shares” and “Description of Capital Stock” in the accompanying prospectus that constitutes a part of the Company’s Shelf Registration Statement on Form S-3 (File No. 333-257159), which was declared effective by the Securities and Exchange Commission on June 25, 2021, are incorporated herein by reference.

Item 2. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

3.1	Cadiz Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to Cadiz Inc. Form 10-K, filed with the SEC on March 26, 2021).
3.2	Cadiz Bylaws, as amended (incorporated by reference to Exhibit 3.2 to Cadiz Inc. Form 10-K, filed with the SEC on March 26, 2021).
3.3	Certificate of Designation of Series 1 Preferred Stock of Cadiz Inc. (incorporated by reference to Exhibit 3.3 to Cadiz Inc. Form 10-K, filed with the SEC on March 26, 2021).
3.4	Certificate of Designation of 8.875% Series A Cumulative Perpetual Preferred Stock of Cadiz Inc. (incorporated by reference to Exhibit 3.1 to Cadiz Inc. Form 8-K, filed with the SEC on July 2, 2021).
4.1	Specimen form of stock certificate (incorporated by reference to Cadiz Inc. Form 10-Q, filed with the SEC on November 13, 1998).
4.2	Warrant dated May 25, 2017 issued to Apollo Special Situations Fund, L.P. (incorporated by reference to Exhibit 4.1 to Cadiz Inc. Form 10-K, filed with the SEC on March 26, 2021).
4.3	Amendment No. 1 to Warrant, dated as of March 5, 2020, by and between Cadiz Inc. and other party thereto (incorporated by reference to Exhibit 4.2 to Cadiz Inc. Form 10-K, filed with the SEC on March 26, 2021).
4.4	Amendment No. 2 to Warrant, dated March 24, 2021, by and among Cadiz Inc. and Apollo Special Situation Fund, L.P. (incorporated by reference to Exhibit 4.3 to Cadiz Inc. Form 10-K, filed with the SEC on March 26, 2021).
4.5	Deposit Agreement, dated July 2, 2021 among Cadiz Inc., Continental Stock Transfer & Trust Company, and the holders of depositary receipts, with respect to Cadiz, Inc.’s 8.875% Series A Cumulative Perpetual Preferred Stock (incorporated by reference to Exhibit 4.1 to Cadiz Inc. Form 8-K, filed with the SEC on July 2, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CADIZ INC.

By:	/s/ Stanley E. Speer
Name: Stanley E. Speer
Title: Chief Financial Officer

Dated: July 2, 2021

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